UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2014

Uwharrie Capital Corp

(Exact name of registrant as specified in its charter)

North Carolina	000-22062	56-1814206
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

132 North First Street, Albemarle, NC	28001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 982-4415

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On February 27, 2014, the board of directors of Uwharrie Capital Corp (the “Company”) voted to terminate the Company’s Employee Stock Ownership Plan (the “ESOP”), effective on March 1, 2014. As of February 28, 2014, the ESOP held 740,530 shares, or 9.95% of the Company’s total outstanding shares of common stock, of which 252,446 shares were unallocated to participants in the ESOP.

The Company made a term loan to the ESOP in 1999. In addition, the Company established a $500,000 line of credit to the ESOP in 2010 and established a second $500,000 line of credit to the ESOP in 2013. The ESOP used the proceeds of the term loan and lines of credit to purchase shares of the Company’s common stock for the benefit of qualified employees. The unallocated shares of stock held by the ESOP were pledged as collateral for the term loan and lines of credit. As debt payments were made on the term loan and lines of credit, unallocated shares associated with those debt payments were released to the ESOP and allocated among participants.

In connection with the termination of the ESOP, the ESOP trustees transferred the 252,446 remaining unallocated shares to the Company in partial satisfaction of the outstanding balance on the term loan and lines of credit. The value of these unallocated shares was insufficient to repay the term loan and lines of credit in full. As a result, the Company forgave the remaining balance. Upon the transfer of the unallocated shares to the Company, these shares were returned to the Company’s pool of authorized but unissued shares of common stock.

The Company has filed a request for a favorable determination letter from the Internal Revenue Service as to the tax-qualified status of the ESOP on its termination. Upon receipt of a favorable determination letter, all shares allocated to participant accounts will be distributed to the participants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UWHARRIE CAPITAL CORP

By:	/s/ R. David Beaver, III
R. David Beaver, III Principal Financial Officer

Dated: April 15, 2014